AgroFresh Solutions Reports Results for Second Quarter and First Half of 2020

•Closed comprehensive refinancing on July 27, 2020, significantly reducing balance sheet leverage and enhancing flexibility to pursue diversification and growth initiatives
•Second quarter net sales decreased 5.7% (increased 2.4% on a constant currency basis) versus the prior year period due to isolated impacts of the pandemic that included weakening of local currencies.
•Gross profit margin increased 100 basis points to 71.7% for the six months ended June 30, 2020 versus the prior year period primarily due to supply chain efficiencies put in place at the end of 2019.
•Selling, general and administrative expense decreased 17.5% to $26.4 million for the six months ended June 30, 2020, and decreased 10.5% when excluding nonrecurring items related to litigation, refinancing, M&A and severance, versus the prior year period.
•Net loss of $16.8 million for the second quarter of 2020, as compared to net loss of $22.4 million for the second quarter of 2019. Net loss of $20.6 million for the first half of 2020, as compared to net loss of $34.9 million for the first half of 2019.
•Adjusted EBITDA(1) of $0.2 million for the second quarter of 2020, as compared to ($1.4) million in the second quarter of 2019. Adjusted EBITDA(1) of $11.4 million for the first half of 2020, as compared to $11.1 million for the first half of 2019.
PHILADELPHIA, August 10, 2020 — AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (Nasdaq: AGFS), a global leader in produce freshness solutions, today announced its financial results for the second quarter ended June 30, 2020.
"I’m pleased with our team’s resolve during the first half of 2020. We provided uninterrupted service to our southern hemisphere customers amid a challenging environment due to the global pandemic, which impacted our flower business as well as caused softness in some key local currencies. The cost optimization initiatives we launched last year helped insulate our business from the pandemic’s broader effects and drove another strong quarter of year-over-year improvement in selling, general and administrative expense, which in turn generated operating leverage and adjusted EBITDA growth during the second quarter of 2020 as compared to the prior year period. For the first half of 2020, adjusted EBITDA margin improved 310 basis points, despite the decline in revenues during our southern hemisphere season due to the aforementioned headwinds," commented Jordi Ferre, Chief Executive Officer. "We are carefully managing the business through this uncertain environment and with the closing of our comprehensive refinancing on July 27, we have reduced our balance sheet leverage by approximately two turns on a pro-forma basis as of June 30, 2020. This transaction returns our business to a position of strength where we have the available capital and flexibility to pursue our diversification and growth initiatives. We are well positioned for the coming northern hemisphere season during the second half of 2020, with the resources in place to provide the necessary products and service to help our customers navigate this dynamic environment and maximize the value of their crops."

Financial Highlights for the Second Quarter of 2020
Net sales for the second quarter of 2020 decreased 5.7%, to $20.0 million, compared to $21.2 million in the second quarter of 2019. Excluding foreign currency translation impacts, which reduced revenue by $1.7 million as compared to the second quarter of 2019, revenue increased 2.4%. The net sales increase on a constant currency basis was primarily the result of growth of SmartFresh in the Asia-Pacific region, as well as positive contributions from the Company's SmartFresh diversification strategy.
Gross profit for the second quarter was $13.5 million compared to $14.9 million in the prior year period. Gross profit margin decreased 260 basis points to 67.7% versus 70.3% in the prior year period. The lower gross margin was primarily the result of negative fixed cost leverage on lower reported sales volumes, inventory valuation reserves and revenue mix.
Research and development costs were $2.9 million in the second quarter of 2020, compared to $3.3 million in the prior year period. This decrease was driven primarily by the timing of projects.
Selling, general and administrative expenses decreased 21.2%, to $12.7 million in the second quarter of 2020 as compared to $16.1 million in the prior year period. Included in selling, general and administrative expenses were $0.7 million in the current quarter and $2.0 million in the prior year quarter of costs associated with non-recurring items that included M&A, litigation, refinancing and severance. Excluding these items, selling general and administrative expenses decreased approximately 15.0% in the second quarter versus the prior year period, which reflects the Company's ongoing cost optimization initiatives, as well as a temporary decrease in travel and other miscellaneous expenses related to the COVID pandemic.
Second quarter 2020 net loss was $16.8 million, compared to net loss of $22.4 million in the prior year period.
Adjusted EBITDA(1) was $0.2 million in the second quarter of 2020, compared to ($1.4) million in the prior year period.
As of June 30, 2020, cash and cash equivalents were $35.6 million.
Financial Highlights for the First Half of 2020
Financial results for the first half of 2020 largely reflect the completion and performance of the business for the southern hemisphere season. Net sales for the first half of 2020 were $53.0 million, a decrease of 11.8% versus the prior year period. The impacts of foreign currency translation reduced revenue by $3.8 million for the first half of 2020; excluding this impact, revenue decreased approximately 5.5%. The net sales decrease on a constant currency basis was primarily the result of adverse harvest conditions experienced in key Southern hemisphere markets, such as Brazil, Chile, Argentina and Australia which impacted harvest timing and yields, along with change in demand patterns from customers.
Gross profit margin was 71.7% for the year-to-date period, which compares to 70.7% in the year-ago period, which was in line with the Company’s expectation. The year over year change was a result of the supply chain cost optimizations that were implemented at the end of 2019 and are expected to carry through the balance of 2020.
Research and development expenses decreased $1.6 million to $5.5 million in the first half of 2020 driven primarily by the timing of projects.
Selling, general and administrative expenses decreased 17.5% to $26.4 million for the six months ended June 30, 2020. There were non-recurring costs associated with M&A, litigation, refinancing and severance in the amount of $2.5 million in the current year and $5.2 million in the prior year period. Excluding these items, selling general and administrative expenses decreased approximately 10.5% versus the same period last year driven by ongoing cost optimization initiatives, and to a lesser extent reflect the temporary decrease in travel and other miscellaneous expenses as a result of the COVID pandemic.
Net loss was $20.6 million in the first half of 2020, compared to net loss of $34.9 million in the prior year period.
Adjusted EBITDA(1) improved by $0.4 million, or 3.2%, to $11.4 million in the first half of 2020 as compared to the prior year period. Adjusted EBITDA margin improved 310 basis points to 21.6% versus the prior year. The increase was driven by lower operating expenses, after adjusting for non-recurring items.
(1)Adjusted EBITDA is a non-GAAP financial measure. Please see the information under “Non-GAAP Financial Measures” below for a description of Adjusted EBITDA and the table at the end of this press release for a reconciliation of this Non-GAAP financial measure to GAAP results.
Comprehensive Refinancing Completed
Subsequent to the end of the second quarter, on July 27, 2020 the Company announced the successful closing of its comprehensive refinancing comprised of the previously-announced $150 million convertible preferred equity investment by a fund affiliated with Paine Schwartz Partners, LLC (“Paine Schwartz” or “PSP”) and the amendment and extension of the Company’s senior secured credit facilities.
AgroFresh entered into a revised credit agreement whereby the Company’s term loan maturity has been extended to December 31, 2024. With the proceeds of the PSP convertible preferred equity investment, the principal outstanding on AgroFresh’s term loan has been reduced to $275 million, resulting in a decline in the Company’s net debt-to-adjusted EBITDA ratio from approximately 5.5x to 3.6x on a pro-forma basis for the twelve months ended June 30, 2020. In addition, the Company’s revolving credit facility was doubled in size from $12.5 million to $25.0 million and its maturity was extended to June 30, 2024.
Conference Call
The Company will host a conference call and webcast today at 4:30 p.m. ET where members of the executive management team will discuss these results with additional comments and details. The conference call and supplemental earnings presentation will be available live over the internet through the “Events & Presentations” page of the Investor Relations section of the Company’s website at www.agrofresh.com. To participate on the live call, listeners in the United States may dial 877-407-4018 and international listeners may dial 201-689-8471.
A replay of the conference call will be archived on the Company's website and telephonic playback will be available from 7:30 p.m. ET, August 10, 2020 through August 24, 2020. Listeners in the United States may dial 844-512-2921 and international listeners may dial 412-317-6671. The passcode is 13707334.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including EBITDA and Adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company's management to evaluate the Company's performance, including incentive bonuses and for bank covenant reporting. Management believes that these measures enhance a reader's understanding of the operating and financial performance of the Company and facilitate a better comparison between fiscal periods. EBITDA excludes income taxes, interest expense and depreciation and amortization, whereas Adjusted EBITDA further excludes items that are non-cash, infrequent, or non-recurring, such as share-based compensation, severance, litigation and M&A related costs, to provide further meaningful information for evaluation of the Company’s performance.
The Company does not intend for the non-GAAP financial measures contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of the non-GAAP financial measures EBITDA and Adjusted EBITDA to the most comparable GAAP measure are provided in the table at the end of this press release.
About AgroFresh
AgroFresh (Nasdaq: AGFS) is a leading global innovator and provider of science-based solutions, data-driven technologies and experience-backed services to enhance the quality and extend the shelf life of fresh produce. For more than 20 years, AgroFresh has been revolutionizing the apple industry and has launched new innovative solutions in a variety of fresh produce categories from bananas to cherries and citrus to pears. AgroFresh supports growers, packers and retailers by supplying post-harvest solutions across the industry that enhance crop values while conserving our planet’s resources and reducing global food waste.
Visit www.agrofresh.com to learn more.
™Trademark of AgroFresh Inc.
Forward-Looking Statements
In addition to historical information, this release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company's possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management's control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition, the ability of the business to grow and manage growth profitably, risks associated with acquisitions and investments, changes in applicable laws or regulations, conditions in the global economy, including the effects of the coronavirus outbreak, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company's filings with the SEC, which are available at the SEC's website at www.sec.gov.

Contact:
For AgroFresh Solutions, Inc.
Jeff Sonnek - Investor Relations ICR Inc. Jeff.Sonnek@icrinc.com 646-277-1263

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	June 30, 2020	December 31, 2019

ASSETS
Current Assets:
Cash and cash equivalents	$35,619	$29,288
Accounts receivable, net of allowance for doubtful accounts of $2,005 and $2,232, respectively	38,418	68,634
Inventories	25,119	22,621
Other current assets	16,740	11,802
Total Current Assets	115,896	132,345
Property and equipment, net	12,890	13,177
Goodwill	6,351	6,323
Intangible assets, net	609,545	631,369
Deferred income tax assets	10,564	10,317
Other assets	12,191	12,161
TOTAL ASSETS	$767,437	$805,692

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$15,182	$15,105
Current portion of long-term debt	4,776	4,675
Income taxes payable	6,607	5,648
Accrued expenses and other current liabilities	19,460	24,350
Total Current Liabilities	46,025	49,778
Long-term debt	397,898	398,064
Other noncurrent liabilities	6,565	7,246
Deferred income tax liabilities	11,677	16,574
Total Liabilities	462,165	471,662

Commitments and contingencies (see Note 19)
Stockholders’ Equity:
Common stock, par value $0.0001; 400,000,000 shares authorized, 52,875,089 and 51,839,527 shares issued and 52,213,708 and 51,178,146 outstanding at June 30, 2020 and December 31, 2019, respectively	5	5
Preferred stock, par value $0.0001; 1 share authorized and outstanding at June 30, 2020 and December 31, 2019, respectively	—	—
Treasury stock, par value $0.0001; 661,381 shares at June 30, 2020 and December 31, 2019, respectively	(3,885)	(3,885)
Additional paid-in capital	562,584	561,006
Accumulated deficit	(219,823)	(199,621)
Accumulated other comprehensive loss	(40,831)	(31,060)
Total AgroFresh Stockholders’ Equity	298,050	326,445
Non-controlling interest	7,222	7,585
Total Equity	305,272	334,030
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$767,437	$805,692

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Net sales	$19,982	$21,183	$53,005	$60,123
Cost of sales (excluding amortization of intangibles, shown separately below)	6,453	6,289	14,981	17,624
Gross profit	13,529	14,894	38,024	42,499
Research and development expenses	2,895	3,257	5,537	7,154
Selling, general, and administrative expenses	12,722	16,148	26,431	32,046
Amortization of intangibles	10,936	11,766	21,893	23,382
Impairment of long lived assets	—	992	—	992
Change in fair value of contingent consideration	—	167	—	357
Grant income	(2,974)	—	(2,974)	—
Operating loss	(10,050)	(17,436)	(12,863)	(21,432)
Other (expense) income	(7)	(26)	1,500	(38)
Gain (loss) on foreign currency exchange	449	(2,519)	1,076	(2,938)
Interest expense, net	(6,513)	(8,670)	(13,479)	(17,415)
Loss before income taxes	(16,121)	(28,651)	(23,766)	(41,823)
Income taxes expense (benefit)	630	(6,290)	(3,201)	(6,877)
Net loss including non-controlling interests	(16,751)	(22,361)	(20,565)	(34,946)
Less: Net loss attributable to non-controlling interests	(197)	(92)	(363)	(58)
Net loss attributable to AgroFresh Solutions, Inc	$(16,554)	$(22,269)	$(20,202)	$(34,888)

Net loss per share:
Basic	$(0.33)	$(0.45)	$(0.41)	$(0.70)
Diluted	$(0.33)	$(0.45)	$(0.41)	$(0.70)
Weighted average shares outstanding:
Basic	50,758,273	50,146,513	50,646,522	50,094,822
Diluted	50,758,273	50,146,513	50,646,522	50,094,822

Non-GAAP Measures

The following table sets forth the non-GAAP financial measures of EBITDA and Adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s performance (including incentive bonuses and for bank covenant reporting), are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods. These non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The following is a reconciliation between the non-GAAP financial measures of EBITDA and Adjusted EBITDA to their most directly comparable GAAP financial measure, net loss:

(in thousands)	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019	Twelve Months Ended June 30, 2020
GAAP net loss including non-controlling interests	$(16,751)	$(22,361)	$(20,565)	$(34,946)	$(47,129)
Expense (benefit) for income taxes	630	(6,290)	(3,201)	(6,877)	(13,467)
Interest expense(1)	6,513	8,670	13,479	17,415	29,848
Depreciation and amortization	11,568	12,275	23,145	24,336	82,265
Non-GAAP EBITDA	$1,960	$(7,706)	$12,858	$(72)	$51,517
Share-based compensation	974	595	1,762	1,152	3,323
Severance related costs(2)	74	207	74	696	464
Other non-recurring costs(3)	639	1,815	2,383	5,008	6,121
(Gain) loss on foreign currency exchange(4)	(449)	2,519	(1,076)	2,938	114
Mark-to-market adjustments, net(5)	—	167	—	357	(687)
Impairment of intangible assets (6)	—	992	—	992	10,432
Grant income	(2,974)	—	(2,974)	—	(2,974)
Litigation recovery	—	—	(1,600)	—	(1,600)
Non-GAAP Adjusted EBITDA	$224	$(1,411)	$11,427	$11,071	$66,710

Ratio of net debt to Adjusted EBITDA	June 30, 2020		Pro Forma Adjustment (7)	Pro Forma June 30, 2020
Gross debt	$405,374		$—	$405,374
Less: available cash	(35,619)		(127,068)	(162,687)
Net debt	$369,755		$(127,068)	$242,687

Net debt-to-Adjusted EBITDA ratio	5.5	x		3.6	x

(1) Interest on the term loan and accretion for debt discounts, debt issuance costs and contingent consideration.
(2)  Severance costs related to ongoing cost optimization initiatives.
(3) Costs related to certain professional and other infrequent or non-recurring fees, including those associated with transition service agreement, litigation and M&A related fees.
(4) (Gain) loss on foreign currency exchange relates to net losses and gains resulting from transactions denominated in a currency other than the entity's functional currency.
(5)  Non-cash adjustment to the fair value of contingent consideration related to the Tecnidex acquisition.
(6) Impairment of intangible assets related to software and trademarks.
(7)  Represents proceeds from convertible preferred stock investment from Paine Schwartz Partners, less expenses.

The following is a reconciliation between net sales on a non-GAAP constant currency basis to GAAP net sales:

(in thousands)	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
GAAP net sales	$19,982	$21,183	$53,005	$60,123
Impact from changes in foreign currency exchange rates	1,719	—	3,801	—
Non-GAAP constant currency net sales (1)	$21,701	$21,183	$56,806	$60,123

(1)  The company provides net sales on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The impact from foreign currency, calculated on a constant currency basis, is determined by applying prior period average exchange rates to current year results.